PROSPECTUS SUPPLEMENT
(To Prospectus Supplement and Prospectus Dated September 22, 1998)

$289,075,300 (APPROXIMATE)

NEW CENTURY ASSET-BACKED FLOATING RATE CERTIFICATES
SERIES 1998-NC4

SALOMON BROTHERS MORTGAGE SECURITIES VII, INC.
DEPOSITOR

NEW CENTURY MORTGAGE CORPORATION
MORTGAGE LOAN SELLER AND MASTER SERVICER


In the paragraph on page S-50 containing the table entitled "Assumed Mortgage Loan Characteristics," the last sentence is changed to read as follows:

     The first, third and fifth hypothetical Mortgage Loans above are Mortgage Loans that do not by their terms have Prepayment Charges, and the second, fourth, sixth and seventh hypothetical Mortgage Loans above are Mortgage Loans that by their terms do have Prepayment Charges.


                              SALOMON SMITH BARNEY

           The date of this Prospectus Supplement is November 4, 1998.